EXHIBIT 99.A

BNC Bancorp Reports Second Quarter 2010 Earnings of $11.2 Million

THOMASVILLE, N.C., July 27 /PRNewswire-FirstCall/ — BNC Bancorp (Nasdaq: BNCN) (“BNC”), holding company for Bank of North Carolina (“Bank”), announced income available to common shareholders for the second quarter ended June 30, 2010 of $11.2 million, or $1.45 per diluted share, compared to $934,000, or $0.13 per diluted share, for the same 2009 quarter and $886,000, or $0.12 per diluted share, for the first quarter of 2010. For year-to-date 2010, income available to common shareholders was $12.1 million, or $1.61 per diluted share, compared to $1.8 million, or $0.25 per diluted share, for the same period in 2009.

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Second quarter 2010 earnings were impacted by several nonrecurring items, including a pre-tax gain of $19.3 million ($11.9 million tax-effected) resulting from the acquisition of Beach First National Bank (“Beach First”), merger-related expenses of $1.2 million, and a $587,000 pre-tax gain from the sale of investment securities. Also impacting the quarter was a pre-tax provision for loan losses of $6.0 million. BNC’s second quarter results were only minimally impacted by the capital raise completed on June 14, 2010.

Significant Events for the Quarter Ended June 30, 2010

•

Beach First Acquisition. On April 9, 2010, Bank of North Carolina (“Bank”) acquired the assets and liabilities of Beach First, a seven-branch commercial bank headquartered in Myrtle Beach, SC, through a Purchase and Assumption Agreement (“Agreement”) containing a loss-sharing arrangement with the Federal Deposit Insurance Corporation (“FDIC”). The loss-sharing arrangement covers all loans and foreclosed assets from the first dollar of loss up to 80% of all assets purchased. The Bank acquired approximately $581.9 million in assets and assumed approximately $570.1 million in liabilities. The values are preliminary and subject to refinement for up to one year after the closing date of the acquisition as additional information relative to the closing may become available. The Bank will operate in South Carolina as BNC Bank.

Statement of Net Acquired Assets

(At Fair Market Value)

($000s)	As of April 9, 2010
Assets
Cash and due from banks	$61,112
Investment securities AFS	59,961
Loans	356,842
FDIC indemnification asset	87,765
Other real estate owned	6,721
Other assets	9,539

Total assets	$581,940

Liabilities
Deposits	$499,983
Borrowings	60,569
Deferred tax liability	7,436
Other liabilities	2,099

Total liabilities	$570,087

Net after-tax gain	$11,853

•

Completion of $35 Million Private Placement Capital Raise. On June 14, 2010, the Company closed a $35 million private placement anchored by Aquiline Capital Partners LLC (“Aquiline”), a New York-based private equity firm investing in financial services. Net proceeds of $33.3 million are expected to be used for general corporate purposes, including further expansion in North Carolina and neighboring states. A portion of Aquiline’s investment is in convertible participating preferred stock which acts as a common stock equivalent. At June 30, 2010, the Company reported a tangible common-equivalent equity (TCE) ratio of 5.01% and a TCE to risk-weighted assets ratio of 8.03%.

•

Strategic Hires. This past quarter, BNC hired several highly experienced bankers to lead its expansion efforts in South Carolina and Raleigh, North Carolina, and also to fill key positions as part of its ongoing efforts to fortify the Bank’s infrastructure for current and future growth. During the quarter, BNC hired:

•	A team of seasoned bankers with strong local ties and over 100 years of experience to lead the Bank’s entry into the Raleigh market.

•	A South Carolina Market President who is a tested leader and lifelong resident of the Grand Strand area who possesses extensive credit and special assets experience.

•	A Chief Information Officer with 25+ years experience in bank software development, bank operational efficiency, and most recently, FDIC loss-share reporting.

•	A Forsyth Area Executive who served as head of commercial and retail banking in the Forsyth and Mecklenburg markets.

Commenting on results for the quarter, W. Swope Montgomery, Jr., President and CEO of BNC Bancorp, stated, “We’ve been preparing our team and organization to take advantage of growth opportunities, both organically and through acquisition. When the Beach First opportunity arose we had done the necessary preparation to confidently perform the due diligence evaluation, structure an economically sound bid, and integrate the organization once we were selected as the winning bidder.”

Montgomery continued, “Myrtle Beach and the surrounding beach communities have many synergies with our franchise as it is one of the most popular vacation destinations for the customer base in our legacy North Carolina footprint. Several members of our management team have second homes in the Myrtle Beach area, and have known Beach First as a highly-regarded community bank for many years. These communities are attractive markets with strong demographics, a vibrant retail economy, and a growing core deposit base, all things that made this transaction a great fit for our Company.”

“Our team has worked with the staff at Beach First for over a quarter, and another attractive surprise is how impressed we are with the quality and enthusiasm of the staff. Through our combined efforts, I am pleased to report that we are in the process of filing our first loss-share certificates with the FDIC as of June 30, 2010, a full 90 days ahead of our initial projections. We are all focused on the same goals: to restore asset quality and profitability in our South Carolina franchise, and to serve our customers better than their expectations, and certainly better than our competitors,” noted Montgomery.

“The additional capital raised this quarter positions our Company for further expansion into attractive Carolina markets and adjacent states. In the process, we acquired an exceptional business partner in Aquiline Capital and especially, Mark Graf, a 20-plus year bank executive with a broad base of management committee experience in regional and super-regional banks, who has recently joined our Board. We appreciate their confidence in our management team and in our expansion strategy into southeastern markets. We look forward to Mark’s guidance and insight as we grow our business and continue to provide best in class service to our customers,” said Montgomery.

Key Operating Highlights from Second Quarter

Total assets at June 30, 2010 were $2.16 billion, up $533.4 million, or 32.8%, from $1.63 billion at March 31, 2010; excluding the acquisition of Beach First, assets increased by $64.0 million, or 3.9% during the quarter.

Since March 31, 2010, total loans increased by $381.5 million, or 35.0%, to $1.47 billion; excluding Beach First,

loans grew $35.2 million, or 3.2%, over the three-month period. At June 30, 2010, the Company’s loan portfolio includes $346.3 million in loans carried at fair value which are covered under a loss-share agreement with the FDIC and $1.15 billion in loans that have a related allowance for loan losses and are not covered under a loss-share agreement (“BNC legacy loans”). Compared to year-end 2009 levels, consolidated loans have increased $389.4 million, or 36.0%.

Gross Loan Growth

($000)

				w/o Beach First	Consolidated
	6/30/2009	12/31/2009	3/31/2010	6/30/2010	6/30/2010
Total	$1,017	$1,082	$1,090	$1,125	$1,471

Growth (Q/Q)	0.9%	6.4%	0.7%	3.2%	35.0%

Similarly, total deposits increased $483.4 million, or 35.8%, to $1.83 billion; excluding Beach First, deposits increased by $111.0 million, or 8.2% during the quarter.

Total Deposit Growth

				w/o Beach First	Consolidated
($000)	6/30/2009	12/31/2009	3/31/2010	6/30/2010	6/30/2010
Noninterest DDA	$63	$67	$65	$70	$104
NOW, MMA, SAV	479	578	599	649	740
Time – Local	306	368	356	422	657
Time - Wholesale	494	337	331	321	334
Total	$1,342	$1,350	$1,351	$1,462	$1,835

Growth (Q/Q)	4.3%	0.6%	0.1%	8.2%	35.8%

Total deposits at June 30, 2010 were $1.83 billion, up $485 million, or 36%, both from December 31, 2009 and from March 31, 2010. The increase in period-end deposits was due primarily to the acquisition of Beach First, which held $500 million of deposits upon acquisition, of which, approximately $142 million were out-of-area CD’s that BNC chose to reduce rates to minimum levels. As of June 30, only $13 million of these out-of-area CD’s remained. While overall deposit growth has exceeded 7% over the past twelve months, the more important element is the shift in the mix of deposits towards higher levels of core deposits and away from wholesale CDs. Over the one-year period wholesale CD’s declined from 37% to 22% as a percentage of BNC legacy deposits and to 18% after the Beach First transaction. Wholesale CD’s had hit a high of 55% of total deposits at December 31, 2008.

Operating Results

Net interest income for the second quarter of 2010 was $15.6 million, an increase of $4.0 million, or 34.6%, from the comparable period last year. Taxable-equivalent net interest margin increased 23 basis points from the second quarter of 2009 to 3.62%. Compared to the first quarter of 2010, taxable-equivalent net interest margin increased 15 basis points from 3.47%.

The Company’s average yield on interest-earning assets decreased 1 basis point while the average rate on interest-bearing liabilities decreased 36 basis points from the second quarter of 2009. During the second quarter of 2010, the Company’s average earning assets increased by $370.6 million to $1.87 billion, a 24.7% increase over the second quarter of 2009, largely from the FDIC-assisted acquisition during the quarter. Compared to the first quarter of 2010, the Company’s average earning assets increased by $375.0 million, or 25.0%.

Quarterly Average Yields / Costs (Tax-Equiv. Basis)

	6/30/2009	12/31/2009	3/31/2010	6/30/2010
Earning Asset Yield	5.60%	5.53%	5.56%	5.59%
Cost of Int. Bearing Liab	2.35%	2.11%	2.17%	1.99%
Net Interest Spread	3.25%	3.42%	3.38%	3.60%
Net Interest Margin	3.39%	3.52%	3.47%	3.62%

Noninterest income was $21.7 million for the second quarter of 2010 compared to $1.2 million for the year-ago quarter. Included in noninterest income for the second quarter of 2010 was $587,000 of gains on sales of investment securities and a $19.3 million acquisition gain from the FDIC-assisted transaction. Excluding investment securities transactions and the acquisition gain, non-interest income was $1.8 million for the current quarter, up 37.1% from the $1.3 million reported for the 2009 second quarter. The increase was primarily due to the addition of noninterest income from the current quarter’s acquisition, which included $294,000 of merchant fee and debit card income, a significant ongoing source of revenue in the retail-oriented coastal economy.

Noninterest expenses for the second quarter increased $5.1 million, or 60.2%, compared to the same quarter a year-ago, and were $4.7 million, or 53.1%, higher than the first quarter of 2010. The higher level of noninterest expense in the second quarter of 2010 was primarily due to the additional operating expense from the Beach First acquisition plus $1.2 million of merger-related expenses from the acquisition. As a result of the acquisition and continued growth of the legacy BNC bank, personnel costs have increased $2.0 million, or 47.9%, compared to the same quarter a year-ago, and were $1.5 million, or 30.7%, higher than the previous quarter. Loan, foreclosure and collection expenses have increased $944,000 compared to the same quarter a year-ago, and were $670,000 higher than the previous quarter.

Asset Quality

Net charge-offs for 2010’s second quarter were $4.4 million, or 1.23% of average loans, up from the $2.9 million, or 1.07% of average loans, reported for the first quarter of 2010. Non-performing assets not covered under a loss-share agreement (“legacy BNC NPA’s”) at June 30 were 1.93% of total assets, and 5.30% including covered assets at June 30, 2010, compared to 2.04% at March 31, 2010. The increase in consolidated non-performing assets reflects the 2010 second quarter acquisition of Beach First, where $82.4 million in loans were classified as problem assets at June 30, 2010. These problem assets are included in consolidated non-performing loan totals without the need for additional reserves since they have already been written down to estimated fair value as of acquisition date, and are further subject to 80% law share protection provided by the FDIC.

For the 2010 second quarter, net charge-offs of legacy BNC loans increased to 1.59% from 1.07% reported in the first quarter of 2010 and 0.98% reported in the second quarter of 2009. As noted earlier, non-performing assets as a percent of total assets for the legacy BNC was 1.93% at June 30, 2010, a decrease from 2.04% at March 31, 2010.

During the second quarter 2010, BNC recorded a provision for loan losses of $6.0 million, an increase from the $2.9 million recorded during the first quarter of 2010. The allowance for loan losses was $19.0 million at June 30, 2010, and $17.4 million at March 31, 2010.

Commenting on the asset quality, Montgomery noted, “Despite the improvement in our past due trends and NPA’s, and in light of the large nonrecurring gain on the Beach First transaction, management felt it was prudent to aggressively write-down certain assets in our portfolio. These write-downs position our Company to more aggressively market and dispose of certain assets and further improve our NPA percentage as well as limit the ongoing carrying costs associated with OREO. We are well positioned to continue to perform above our peer group in this area.”

Asset Quality Information

				w/o Beach First	Consolidated
	6/30/2009	12/31/2009	3/31/2010	6/30/2010	6/30/2010
Nonaccruals	5,772	18,702	12,542	10,080	81,173
OREO	12,742	14,325	20,326	21,728	29,078
90 Days PD	423	348	345	343	4,256
Total NPAs	18,937	33,375	33,213	32,151	114,507
NPAs/Assets	1.18%	2.04%	2.04%	1.93%	5.30%
NPLs/Loans	0.61%	1.77%	1.18%	0.93%	5.81%
LLR/Loans	1.48%	1.60%	1.60%	1.69%	1.29%
NCOs/ Avg. Loans (Ann.)	0.98%	1.55%	1.07%	1.59%	1.23%

At June 30, 2010, loan loss reserves decreased from 1.48% and 1.60% reported at June 30, 2009 and March 31, 2010, respectively, to 1.29% at June 30, 2010. Since the assets acquired in the FDIC-assisted transaction were marked to fair value, including estimated loan impairment, no loan loss reserves are needed on these loans at this time. Excluding the acquired loans, loan loss reserves increased from 1.60% of loans at March 31, 2010 to 1.69% at June 30, 2010. Management considers the loan loss reserve adequate to absorb credit losses inherent in the loan portfolio at June 30, 2010.

Capital Position

The Company continues to maintain strong capital ratios. During the second quarter of 2010, BNC issued and sold 1,695,434 shares of common stock and 1,804,566 shares of convertible preferred stock for net proceeds of $33.3 million in a private placement offering. At June 30, 2010, the total risk-based capital ratio was 13.9%, an increase from 11.48% at March 31, 2010. All of the Bank’s and Company’s capital ratios exceeded the minimum thresholds established for a well-capitalized bank by regulatory measures.

Regulatory Capital Ratios

(At June 30, 2010)

Capital Ratio	Well Capitalized	Bank of NC	BNC Bancorp
Tier 1 Leverage	5.0%	7.6%	7.5%
Tier 1 Risk-Based	6.0%	12.0%	11.9%
Total Risk-Based	10.0%	14.0%	13.9%

On July 23, 2010, the Board of Directors of BNC declared a $0.05 per share quarterly dividend on its common stock and Series B Preferred stock, payable August 27, 2010 to shareholders of record on August 13, 2010.

About BNC Bancorp and Bank of North Carolina

Headquartered in High Point, NC, BNC Bancorp is the parent company of Bank of North Carolina, a commercial bank with $2.16 billion in assets. Bank of North Carolina provides a complete line of banking and financial services to individuals and businesses through its 23 full-service banking offices in North and South Carolina. The Bank’s six locations in coastal areas of South Carolina were added through BNC’s recent FDIC-assisted acquisition of Beach First National Bank (“Beach First”); Bank of North Carolina now operates in South Carolina as BNC Bank. Bank of North Carolina is insured by the FDIC and is an equal housing lender. BNC Bancorp is current on its preferred dividend payments to the United States Treasury; its stock is quoted in the NASDAQ Capital Market under the symbol “BNCN.”

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States. BNC Bancorp’s management uses these “non-GAAP” measures such as “core” or “recurring” earnings in their analysis of the Company’s performance. Management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

Congress passed the Private Securities Litigation Act of 1995 in an effort to encourage corporations to provide information about companies’ anticipated future financial performance. This act provides a safe harbor for such disclosure, which protects the companies from unwarranted litigation if actual results are different from management expectations. This press release contains forward-looking statements relating to the financial condition, results of operations and business of BNC and the Bank. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of the management of BNC, and the information available to management at the time that this press release was prepared. Factors that could cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following: (i) general economic or business conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit or other services; (ii) costs or difficulties related to the integration of Beach First may be greater than expected; (iii) expected cost savings and other benefits anticipated in connection with our acquisition of Beach First may not be fully realized or realized within the expected time frame; and (iv) anticipated acquisition opportunities may be available on terms acceptable to BNC or at all. Additional factors affecting BNC and the Bank are discussed in BNC’s filings with the Securities and Exchange Commission (the “SEC”), Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. Please refer to the Securities and Exchange Commission’s website at www.sec.gov where you can review those documents. BNC does not undertake a duty to update any forward-looking statements made in this press release.

QUARTERLY PERFORMANCE SUMMARY

BNC BANCORP

(Dollars in thousands, except share and per share data)

(Unaudited)

	For the Three Months Ended
	June 30, 2010	June 30, 2009	% Change
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$24,829	$19,848	25.1%
Interest expense	9,234	8,264	11.7
Net interest income	15,595	11,584	34.6
Provision for loan losses	6,000	3,000	100.0
Net interest income after provision for loan losses	9,595	8,584	11.8
Noninterest income	21,698	1,210	1,693.2
Noninterest expense	13,604	8,494	60.2
Income before income tax expense	17,689	1,300	1,260.7
Income tax expense (benefit)	5,956	(130)	(4,681.5)
Net income	11,733	1,430	720.5
Preferred stock dividends and discount accretion	502	496	1.2
Net income available to common shareholders	11,231	934	1,102.5

PER SHARE DATA
Earnings per share, basic	$1.47	$0.13	1030.8%
Earnings per share, diluted	1.45	0.13	1,015.4
Tangible common book value per share	9.82	9.12	7.7

Weighted average common shares outstanding:
Basic	7,640,439	7,339,809
Diluted	7,726,109	7,345,069

PERFORMANCE RATIOS
Return on average assets	2.16%	0.35%
Return on average common equity	40.70%	3.92%
Return on average tangible common equity	54.89%	5.55%
Net yield on earning assets (taxable equivalent)	3.62%	3.39%
Average equity to average assets	6.60%	7.71%
Allowance for loan losses as a % of total loans	1.29%	1.48%
Non-performing assets to total assets, end of period	5.30%	1.18%
Ratio of net charge-offs to average loans, annualized	1.23%	0.98%

QUARTERLY PERFORMANCE SUMMARY

BNC BANCORP

(Dollars in thousands, except share and per share data)

(Unaudited)

	For the
	Six Months Ended
	June 30, 2010	June 30, 2009	% Change

SUMMARY STATEMENTS OF OPERATIONS
Interest income	$44,101	$39,389	12.0%
Interest expense	16,962	17,390	(2.5)
Net interest income	27,139	21,999	23.4
Provision for loan losses	8,946	6,000	49.1
Net interest income after provision for loan losses	18,193	15,999	13.7
Noninterest income	23,060	2,428	849.8
Noninterest expense	22,491	15,880	41.6
Income before income tax expense	18,762	2,547	636.6
Income tax expense (benefit)	5,640	(250)	(2,356.0)
Net income	13,122	2,797	369.2
Preferred stock dividends and discount accretion	1,005	987	1.8
Net income available to common shareholders	12,117	1,810	569.5

PER SHARE DATA
Earnings per share, basic	$1.62	$0.25	548.0%
Earnings per share, diluted	1.61	0.25	544.0
Tangible common book value per share	9.82	9.12	7.7

Weighted average common shares outstanding:
Basic	7,491,995	7,339,337
Diluted	7,531,473	7,344,314

PERFORMANCE RATIOS
Return on average assets	1.38%	0.23%
Return on average common equity	23.48%	3.90%
Return on average tangible common equity	32.18%	5.59%
Net yield on earning assets (taxable equivalent)	3.55%	3.24%
Average equity to average assets	7.07%	5.80%
Allowance for loan losses as a % of total loans	1.29%	1.48%
Non-performing assets to total assets, end of period	5.30%	1.18%
Ratio of net charge-offs to average loans, annualized	1.16%	0.83%

QUARTERLY PERFORMANCE SUMMARY

BNC BANCORP

(Dollars in thousands, except share and per share data)

(Unaudited)

	For the
	Three Months Ended
	June 30, 2010	March 31, 2010	December 31, 2009	September 30, 2009	June 30, 2009	December 31, 2008
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$24,829	$19,272	$19,586	$20,107	$19,848	$18,041
Interest expense	9,234	7,728	7,550	7,927	8,264	9,340
Net interest income	15,595	11,544	12,036	12,180	11,584	8,701
Provision for loan losses	6,000	2,946	4,750	5,000	3,000	2,700
Net interest income after provision for loan losses	9,595	8,598	7,286	7,180	8,584	6,001
Noninterest income	21,698	1,362	2,930	3,328	1,210	1,323
Noninterest expense	13,604	8,887	8,602	8,417	8,494	6,946
Income before income tax expense	17,689	1,073	1,614	2,091	1,300	378
Income tax expense (benefit)	5,956	(316)	(173)	138	(130)	(247)
Net income	11,733	1,389	1,787	1,953	1,430	625
Preferred stock dividends and discount accretion	502	503	498	499	496	142
Net income available to common shareholders	11,231	886	1,289	1,454	934	483
Net interest income, as reported	$15,595	$11,544	$12,036	$12,180	$11,584	$8,701
Tax-equivalent adjustment	1,290	1,264	1,218	1,200	1,134	548
Net interest income, tax-equivalent	16,885	12,808	13,254	13,380	12,718	9,249

PER SHARE DATA
Earnings per share, basic	$1.47	$0.12	$0.18	$0.20	$0.13	$0.07
Earnings per share, diluted	1.45	0.12	0.18	0.20	0.13	0.07

Weighted average common shares outstanding:
Basic	7,640,439	7,341,901	7,341,249	7,370,128	7,339,809	7,354,164
Diluted	7,726,109	7,363,065	7,350,425	7,381,956	7,345,069	7,367,906

PERFORMANCE RATIOS
Return on average assets	2.16%	0.34%	0.44%	0.47%	0.35%	0.19%
Return on average common equity	40.70%	3.69%	5.41%	5.94%	3.92%	4.99%
Return on average tangible common equity	54.89%	5.15%	7.65%	8.33%	5.55%	7.84%
Net yield on earning assets (taxable equivalent)	3.62%	3.47%	3.52%	3.47%	3.39%	3.02%
Average equity to average assets	6.60%	7.70%	7.65%	7.70%	7.71%	6.43%
Non-performing assets to total assets, end of period	5.30%	2.04%	2.04%	1.43%	1.18%	1.17%
Ratio of net charge-offs to average loans, annualized	1.23%	1.07%	1.55%	1.28%	0.98%	1.31%

QUARTERLY PERFORMANCE SUMMARY

BNC BANCORP

(Dollars in thousands)

(Unaudited)

	As of
	June 30, 2010	June 30, 2009	% Change
SELECTED BALANCE SHEET DATA
End of period balances
Total loans	$1,469,158	$1,015,115	44.7%
Allowance for loan losses	19,021	15,067	26.2
Loans, net of allowance for loan losses	1,450,137	1,000,048	45.0
Investment securities	364,805	455,794	(20.0)
Total Assets	2,161,991	1,599,863	35.1

Deposits:
Noninterest-bearing deposits	104,328	62,929	65.8
Interest-bearing demand and savings	739,542	479,218	54.3
CD’s and other time deposits	990,755	800,281	23.8
Total deposits	1,834,625	1,342,428	36.7
Borrowed Funds	148,898	125,008	19.1
Total interest-bearing liabilities	1,879,195	1,404,507	33.8
Shareholders’ Equity	164,138	123,818	32.6

	As of
	June 30, 2010	March 31, 2010	December 31, 2009	September 30, 2009	June 30, 2009	December 31, 2008
SELECTED BALANCE SHEET DATA
End of period balances
Total loans	$1,469,158	$1,088,620	$1,079,179	$1,047,826	$1,015,115	$1,007,788
Allowance for loan losses	19,021	17,395	17,309	16,686	15,067	13,210
Loans, net of allowance for loan losses	1,450,137	1,071,225	1,061,870	1,031,140	1,000,048	994,578
Investment securities	364,805	359,937	366,506	412,139	455,794	422,564
Total Assets	2,161,991	1,628,570	1,634,185	1,704,645	1,599,863	1,572,876

Deposits:
Noninterest-bearing deposits	104,328	64,983	66,801	60,691	62,929	61,927
Interest-bearing demand and savings	739,542	599,013	578,329	568,527	479,218	183,310
CD’s and other time deposits	990,755	687,235	704,748	802,951	800,281	900,776
Total Deposits	1,834,625	1,351,231	1,349,878	1,432,169	1,342,428	1,146,013
Borrowed Funds	148,898	145,919	150,996	139,554	125,008	299,856
Total interest-bearing liabilities	1,879,195	1,432,167	1,434,073	1,511,032	1,404,507	1,383,942
Shareholders’ Equity	164,138	123,811	126,206	125,031	123,818	120,680

QUARTERLY PERFORMANCE SUMMARY

BNC BANCORP

(Dollars in thousands)

(Unaudited)

	For the Three Month Period Ended
	June 30, 2010	March 31, 2010	December 31, 2009	September 30, 2009	June 30, 2009	December 31, 2008
SELECTED BALANCE SHEET DATA
Quarterly average balances
Loans, net	$1,422,434	$1,086,780	$1,058,657	$1,056,363	$998,214	$998,644
Investment securities	362,375	353,238	408,781	431,647	461,578	197,878
Total earning assets	1,873,308	1,498,281	1,492,702	1,531,508	1,502,674	1,222,102
Total Assets	2,174,917	1,645,918	1,616,235	1,640,551	1,619,859	1,328,919

Deposits:
Noninterest-bearing deposits	98,953	66,918	59,458	64,656	66,940	72,586
Interest-bearing demand and savings	696,693	587,240	560,697	506,933	464,048	173,218
CD’s and other time deposits	985,816	708,332	716,199	800,739	798,282	822,048
Total Deposits	1,781,462	1,362,490	1,336,354	1,372,328	1,329,270	1,067,852
Borrowed Funds	175,179	145,919	140,812	133,764	149,312	169,431
Total interest-bearing liabilities	1,857,688	1,441,491	1,417,708	1,441,436	1,411,642	1,164,697
Shareholders’ Equity	143,498	126,773	123,659	126,253	124,865	85,447

LOAN MIX AND STRATIFICATION STATISTICS

BNC BANCORP

(Dollars in thousands)

(Unaudited)

	As of June 30,
	2010	2009	% Change

Loans Not Covered Under Loss-Share Agreements:
Construction, A&D, and Land	$204.8	$248.9	(17.7)

Residential Construction	33.7	63.2	(46.7)
Presold	13.5	18.4	(26.6)
Speculative	20.2	44.8	(54.9)
Loan size - Over $400,000	6.4	13.5	(52.6)
Loan size - $200,000 to $400,000	7.9	11.8	(33.1)
Loan size - under $200,000	5.9	19.5	(69.7)

Commercial Construction	34.9	34.3	1.8
Loan size - $5 million to $8 million	10.2	—	—
Loan size - $3 million to $5 million	4.4	6.5	(32.3)
Loan size - $1 million to $3 million	14.2	18.9	(24.9)
Loan size - under $1 million	6.1	8.9	(31.5)

Residential and Commercial A&D	31.0	55.6	(44.2)
Loan size - $5 million to $6 million	11.7	17.3	(32.4)
Loan size - $3 million to $5 million	3.6	9.8	(63.3)
Loan size - $1 million to $3 million	9.0	22.1	(59.3)
Loan size - under $1 million	6.7	6.4	4.7

Land	105.2	95.8	9.8
Residential Buildable Lots	46.7	33.5	39.4
Commercial Buildable Lots	16.6	17.9	(7.26)
Land held for development	29.3	30.0	(2.3)
Raw and Agricultural Land	12.6	14.4	(12.5)

Commercial Real Estate	$507.4	$391.0	29.8

Multi-Family	35.1	28.0	25.4
Churches	19.3	13.1	47.3
Retail	350.2	250.2	40.0
Owner Occupied	116.8	72.8	60.4
Investment	233.4	177.4	31.6
Loan size - $5 million to $6 million	45.7	20.2	126.2
Loan size - $3 million to $5 million	36.2	26.7	35.6
Loan size - $1 million to $3 million	79.1	67.5	17.2
Loan size - under $1 million	72.4	62.9	15.1
Industrial	102.8	94.1	9.3
Owner Occupied	49.6	34.0	45.9
Investment	53.2	60.1	(11.5)
Loan size - $5 million to $6 million	—	5.1	(100.00)
Loan size - $3 million to $5 million	4.3	3.4	26.5
Loan size - $1 million to $3 million	23.0	24.6	(6.5)
Loan size - under $1 million	25.9	27.0	(4.1)
Other	—	5.6	(100.0)
Loans Covered Under Loss-Share Agreements	$346.3	$—	—

LOAN MIX AND STRATIFICATION STATISTICS

BNC BANCORP

(Dollars in thousands)

(Unaudited)

	Trends
	June 30, 2010	March 31, 2010	December 31, 2009	September 30, 2009	June 30, 2009
Loans Not Covered Under Loss-Share Agreements:
Construction, A&D, and Land	$204.8	$227.4	$234.9	$243.7	$248.9

Residential Construction	33.7	44.7	50.3	57.1	63.2
Presold	13.5	17.6	16.9	17.3	18.4
Speculative	20.2	27.1	33.4	39.8	44.8
Loan size - Over $400,000	6.4	8.8	9.8	12.8	13.5
Loan size - $200,000 to $400,000	7.9	11.1	14.6	17.7	11.8
Loan size - under $200,000	5.9	7.2	9.0	9.3	19.5

Commercial Construction	34.9	43.0	41.2	38.5	34.3
Loan size - $5 million to $8 million	10.2	—	—	6.7	—
Loan size - $3 million to $5 million	4.4	12.0	8.4	6.9	6.5
Loan size - $1 million to $3 million	14.2	20.2	23.0	16.1	18.9
Loan size - under $1 million	6.1	10.8	9.8	8.8	8.9

Residential and Commercial A&D	31.0	38.5	41.6	44.0	55.6
Loan size - $5 million to $6 million	11.7	11.6	11.6	11.6	17.3
Loan size - $3 million to $5 million	3.6	7.6	13.9	14.4	9.8
Loan size - $1 million to $3 million	9.0	15.4	13.2	14.8	22.1
Loan size - under $1 million	6.7	3.9	2.9	3.2	6.4
Land	105.2	101.2	101.8	104.0	95.8
Residential Buildable Lots	46.7	40.6	41.1	42.2	33.5
Commercial Buildable Lots	16.6	17.3	14.9	18.7	17.9
Land held for development	29.3	28.2	28.5	29.2	30.0
Raw and Agricultural Land	12.6	15.1	17.3	13.9	14.4

Commercial Real Estate	$507.4	$461.2	$449.1	$416.7	$391.0

Multi-Family	35.1	30.2	31.1	29.0	28.0
Churches	19.3	16.4	16.3	13.9	13.1
Retail	350.2	307.2	297.2	273.5	250.2
Owner Occupied	116.8	89.0	85.2	75.4	72.8
Investment	233.4	218.2	212.1	198.1	177.4
Loan size - $5 million to $6 million	45.7	40.9	32.7	26.1	20.2
Loan size - $3 million to $5 million	36.2	35.5	35.5	31.4	26.7
Loan size - $1 million to $3 million	79.1	72.6	78.5	64.0	67.5
Loan size - under $1 million	72.4	69.2	65.4	76.6	62.9

Industrial	102.8	103.5	101.3	97.1	94.1
Owner Occupied	49.6	36.3	36.3	34.4	34.0
Investment	53.2	67.2	65.0	62.7	60.1
Loan size - $5 million to $6 million	—	5.1	5.1	5.1	5.1
Loan size - $3 million to $5 million	4.3	3.3	3.4	3.4	3.4
Loan size - $1 million to $3 million	23.0	29.9	28.2	26.8	24.6
Loan size - under $1 million	25.9	28.9	28.3	27.4	27.0

Other	—	3.9	3.2	3.2	5.6

Loans Covered Under Loss-Share Agreements	$346.3	—	—	—	—

CONTACT: W. Swope Montgomery, Jr, President and CEO, +1-336-869-9200